AMENDMENT NO. 1
                                     TO THE
                      AGREEMENT AND PLAN OF REORGANIZATION
                                  BY AND AMONG
                         EDNET, INC., EDN SUB, INC. AND
                      INTERNET WORLDWIDE BUSINESS SOLUTIONS

         THIS AMENDMENT NO. 1 (the "Amendment") is made and entered into as of September 13, 1996 and amends that certain Agreement and Plan of Reorganization by and among EDnet, Inc. ("Parent"), EDN Sub. Inc. ("Merger Sub") and Internet Worldwide Business Solutions (the "Company") dated as of June 24, 1996 (the "Agreement").

                                    RECITALS

         WHEREAS, Parent, Merger Sub and the Company have heretofore executed and entered into the Agreement. Pursuant to Section 7.3 of the Agreement, Parent, Merger Sub and the Company may from time to time amend the Agreement in accordance with the provisions of Section 7.3 thereto.

         WHEREAS, Parent, Merger Sub and the Company have determined that the amendments to the Agreements set forth below are in the best interests of all the parties to the Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:

         1. Section 7.1(b) of the agreement shall be amended to read in its entirety as follows:

                  "(b) by Parent or the company if the Closing has not occurred within one hundred eighty (180) days following the date of this Agreement, other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement which are required to be performed at or prior to the Effective Time."

         2. Except as expressly set forth in this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

         3. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                       1.
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         IN WITNESS WHEREOF,  the parties hereto have executed this Amendment on the date first above written.

INTERNET WORLDWIDE                             EDNET, INC.
BUSINESS SOLUTIONS



By /s/ Randall H. Schmitz                      By /s/ Tom Kobayashi
   ---------------------------------              ----------------------------
       Randall H. Schmitz,                            Tom Kobayashi,
       Chief Executive Officer                        Chairman and CEO


                                               EDN SUB, INC.



                                               By /s/ Trevor A. Stout
                                                  ----------------------------
                                                      Trevor A. Stout,
                                                      President and CFO

                                       2.